Exhibit 10.8

April 26, 2010

James M. Spiezio

c/o Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA 01879

Reference is made to the Performance-Based Restricted Stock Unit Agreement, dated May 8, 2006 (the “Agreement”), by and between Beacon Power Corporation (the “Company”) and James M. Spiezio (the “Executive”).  Capitalized terms used and not otherwise defined in this letter shall have the meaning given them in the Agreement.

In connection with the transactions contemplated under the Agreement, the Company and the Executive agree and covenant as follows:

1.                                       That none of the conditions to be met as set forth under Section 1.1(a) of the Agreement (the “Performance Criteria”) were met for the fiscal year ending December 31, 2009;

2.                                       That the Performance Criteria are not expected to be met for the fiscal year ending December 31, 2010;

3.                                       That because the Performance Criteria have not and will not be met, effective as of the date hereof, the Agreement is hereby terminated; and

4.                                       That upon termination of the Agreement, the shares of Company common stock reserved for issuance upon conversion of the RSUs under the Agreement shall be immediately available for future issuance under the Plan.

This letter agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

BEACON POWER CORPORATION

By:	/s/ F. William Capp
Name: F. William Capp
Title: Chief Executive Officer

Agreed and Accepted:

/s/ James M. Spiezio
James M. Spiezio